Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Netflix, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-89024, 333-104250, 333-113198, 333-123501, 333-136403, 333-145147, 333-160946, and 333-177561) on Form S-8 and (No. 333-178091, and 333-180292) on Form S-3 of Netflix, Inc. of our report dated February 10, 2012, with respect to the consolidated balance sheet of Netflix, Inc. and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2011, which report appears in the December 31, 2012 annual report on Form 10-K of Netflix, Inc.
/s/ KPMG LLP

Santa Clara, California
January 31, 2013